EXHIBIT 99.4

YRC WORLDWIDE ACHIEVES MILESTONE, REACHING DEFINITIVE AGREEMENTS TO

SUPPORT THE COMPANY’S RESTRUCTURING PLAN

— YRCW and stakeholders finalize terms announced in February’s agreement in principle

Overland Park, KAN, April 29, 2011 — YRC Worldwide Inc. (Nasdaq: YRCW) announced today it has entered into definitive agreements with key stakeholders providing for their support of a comprehensive restructuring plan. The company reported that more than 95 percent of the senior secured lenders have now approved the restructuring documentation, as have 100 percent of the company’s multi-employer pension funds, along with the International Brotherhood of Teamsters, and 100 percent of the lenders under the company’s asset-backed securitization (ABS) facility, in each case subject to the terms and conditions contained in the agreements.

“When we announced the non-binding agreement in principle in February, we noted that our primary objective was to achieve a comprehensive restructuring with a solid foundation for long-term success,” said John Lamar, chief restructuring officer and lead director of YRC Worldwide. “With these agreements, we believe that foundation is now in place, and we remain on target to close the restructuring in July.”

The restructuring plan set out in the definitive agreements signed today anticipates an infusion of $100 million in new capital, as well as increased liquidity from a new asset-based loan (ABL) facility, replacing the current ABS facility. In addition, the restructuring plan contemplates that a portion of the company’s existing loans and other obligations will be exchanged for new securities, including the exchange of some obligations for equity. This is expected to be accomplished by a series of transactions to be completed in July, and would result in the company’s existing shareholders holding approximately 2.5% of the company’s outstanding common stock, subject to further dilution by a management incentive plan and the conversion of certain new securities. Important additional information can be found in the Current Report on Form 8-K to be filed today with the Securities and Exchange Commission.

“We sincerely appreciate the support given to YRC Worldwide from our lenders, the pension funds and the Teamsters,” added Lamar. “With our stakeholders having shown their confidence in the company by executing these definitive agreements we look forward to completing the restructuring as we have previously announced.”

First Quarter Earnings Call

YRC Worldwide will hold a conference call for the investment community on Friday, May 6, 2011, beginning at 9:30am ET, 8:30am CT. First quarter earnings will be released the same day, Friday, May 6, 2011, prior to the opening of the market. The call will be open to listeners live and by recorded playback via the YRC Worldwide Internet site yrcw.com.

Important Information about the Restructuring

This news release is for informational purposes only and does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offer and sale of securities referred to herein has not been registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements.

Forward-Looking Statements: This news release and the Current Report on Form 8-K referenced herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “would,” “anticipate,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. It is important to note that any restructuring will be subject to a number of significant conditions, including, among other things, the satisfaction or waiver of the conditions contained in definitive agreements related to the restructuring and the lack of unexpected or adverse litigation results. The Company cannot provide you with any assurances that the conditions contained in definitive agreements related to the restructuring will be satisfied or that the restructuring can be completed in the timeframes required under the Company’s various agreements with its stakeholders. The Company cannot provide you with any assurances that any restructuring can be completed out-of-court or whether the Company will be required to implement the restructuring under the supervision of a bankruptcy court, in which event, the Company cannot provide you with any assurances that the terms of any such restructuring will not be substantially and materially different from that described in this news release or any description in the Current Report on Form 8-K referenced herein or that an effort to implement an in-court restructuring would be successful. In addition, even if a restructuring is completed, the Company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others), the effect of any restructuring, whether out-of-court or in-court, may have on the Company’s customers’ willingness to ship their products on the Company’s transportation network, the Company’s ability to generate sufficient cash flows and liquidity to fund operations, which raises substantial doubt about the Company’s ability to continue as a going concern, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 .

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is a leading provider of transportation and global logistics services. It is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, Reddaway, Holland and New Penn, and provides China-based services through its Jiayu and JHJ joint ventures. YRC Worldwide has the largest, most comprehensive less-than-truckload (LTL) network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Investor Contact:	Paul Liljegren
913-696-6108
paul.liljegren@yrcw.com

Media Contact:	Suzanne Dawson
Linden, Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com

Website: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

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